Exhibit 99.1

News Release

Carpenter Technology Announces Senior Operating Leadership Appointments

PHILADELPHIA, Feb. 22, 2018 (GLOBE NEWSWIRE) — Carpenter Technology Corporation (NYSE:CRS) (the “Company”) today announced senior operating leadership changes consistent with the Company’s long-term succession plan.

Joe Haniford, Chief Operating Officer, will assume a new role as Vice President, Business Management Office, and Global Advanced Engineering, as well as the leadership of Environmental, Health and Safety, where he will be focused on the continued implementation of the Carpenter Operating Model and Lean manufacturing principles across the Company’s facilities. This transition is in-line with the strategic plan initiated when Mr. Haniford joined Carpenter in July 2015.

Mike Murtagh has been appointed Vice President and Group President of Specialty Alloys Operations (SAO). Mr. Murtagh previously served as Carpenter’s Chief Technology Officer. Carpenter has commenced a search for a new Chief Technology Officer. Both leadership changes will be effective July 1, 2018.

“Over the last three years, we have executed a concerted transformational strategy to strengthen our long-term growth profile and these organizational changes are consistent with our leadership transition plan,” said Tony Thene, President and Chief Executive Officer. “Joe has been an invaluable contributor to our success in elevating Carpenter through establishing manufacturing and safety disciplines that have become the foundation of the Carpenter Operating Model. We thank him for his many contributions as Chief Operating Officer, and I am pleased that Joe will continue to be part of the team. He will focus primarily on the further implementation of the Carpenter Operating Model across our facilities as we know we are still in the early stages of its execution.”

Mr. Thene added, “Since joining Carpenter as the Chief Technology Officer, Mike has demonstrated strong technical and manufacturing operations expertise and has played an important role in our continued transition to becoming an irreplaceable supply chain partner for our customers. Given Mike’s background, I believe he is the ideal candidate to assume the manufacturing and business responsibilities of our SAO segment.”

About Carpenter Technology

Carpenter Technology Corporation is a leading producer and distributor of premium specialty alloys, including titanium alloys, nickel and cobalt based superalloys, stainless steels, alloy steels and tool steels. Carpenter’s high-performance materials and advanced process solutions are an integral part of critical applications used within the aerospace, transportation, medical and energy markets, among other markets. Building on its history of innovation, Carpenter’s metal powder technology capabilities support a range of next-generation products and manufacturing techniques, including additive manufacturing and 3D Printing. Information about Carpenter can be found at www.cartech.com.

Media Inquiries:

William J. Rudolph, Jr.

+1 610-208-3892

wrudolph@cartech.com

Investor Inquiries:

The Plunkett Group

Brad Edwards

+1 212-739-6724

brad@theplunkettgroup.com

Carpenter Technology Corporation

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